Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE
Goodyear Reports Profit in Second Quarter 2010 on
Strong Sales Growth, Continued Cost Savings
•	Sales up 15% from last year on 10% unit growth, improved price/mix

•	Tire sales increase in all 4 business units reflecting global recovery

•	Segment Operating Income up $195 million from last year, Net Income up $249 million

•	North American Tire’s Segment Operating Income up more than $100 million

•	Year-to-date cost savings exceed $280 million
          AKRON, Ohio, July 29, 2010 — The Goodyear Tire & Rubber Company today reported improved tire unit volumes, higher sales and a net profit in the second quarter of 2010.
          “We are very pleased with our strong performance in the second quarter and first half of the year,” said Richard J. Kramer, president and chief executive officer. “Our businesses continue to perform better than a year ago as they capture the benefits of recovering industry demand, strong new product performance and solid productivity improvements. We are clearly on the right path as our strategies position us to grow profitably as markets continue to improve.”
          Kramer noted that improved results in the company’s North American Tire business unit made a significant contribution to Goodyear’s second quarter success. “These results are further evidence of the effectiveness of our strategy to drive innovation, improved mix and operational efficiency in the business,” he said.
          Goodyear’s second quarter 2010 sales were $4.5 billion, up 15 percent from the 2009 quarter. Second quarter sales reflect the $304 million impact of a 10 percent increase in tire unit volume due to improved global demand. Sales were also positively impacted by $161 million from higher sales in other tire-related businesses, primarily third-party chemical sales in North America, and by improved price/mix. Unfavorable foreign currency translation reduced sales by $37 million.
          The company had segment operating income of $219 million in the second quarter of 2010, up from $24 million in the year-ago quarter. Compared to last year, second quarter segment operating income reflects higher global demand, strong price/mix performance and cost reduction actions.
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          Improved price/mix of $121 million in 2010’s second quarter more than offset $54 million in net higher raw material costs ($89 million before raw material cost reduction actions). Unfavorable foreign currency translation reduced segment operating income by $14 million.
          The 2010 second quarter included charges of $8 million (3 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, and $3 million (1 cent per share) for a one-time importation cost adjustment, and a gain of $8 million (3 cents per share) on asset sales. All amounts are after taxes and minority interest.
          Goodyear’s second quarter 2010 net income was $28 million (11 cents per share), compared with a loss of $221 million (92 cents per share) in the 2009 quarter. All per share amounts are diluted.
          “Raw material costs remain a challenge and we continue to see an uncertain economy, but we remain focused on the proven strategies that have enabled us to address these headwinds over time,” Kramer said.
          See the table at the end of this release for a list of significant items impacting the 2010 and 2009 quarters.
Business Segment Results
          See the note at the end of this release for further explanation and a segment operating income reconciliation table.
North American Tire

	Second Quarter		Six Months
(in millions)	2010	2009	2010	2009
Tire Units	16.6	14.8	31.8	28.7
Sales	$2,049	$1,687	$3,828	$3,231
Segment Operating Income (Loss)	16	(91)	2	(280)
Segment Operating Margin	0.8%	(5.4)%	0.1%	(8.7)%
          North American Tire’s second quarter 2010 sales increased 21 percent from last year to $2 billion, reflecting a 13 percent increase in tire unit volume, improved price/mix and branded share gains in the consumer replacement business. Original equipment unit volume increased 69 percent, primarily in the consumer business. Replacement tire shipments were up 2 percent from last year. Sales were positively impacted by $179 million from higher sales in other tire-related businesses, primarily third-party chemical sales.
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          Second quarter 2010 segment operating income of $16 million was a $107 million improvement over the prior year. Compared to the prior year, price/mix improved $36 million, while raw material costs were essentially unchanged. The 2010 quarter also benefitted from higher volume, increased production levels, decreased pension expense and actions to reduce costs. General and product liability expense increased in the quarter.
Europe, Middle East and Africa Tire

	Second Quarter		Six Months
(in millions)	2010	2009	2010	2009
Tire Units	16.8	15.8	35.2	32.0
Sales	$1,455	$1,393	$2,984	$2,661
Segment Operating Income (Loss)	73	(15)	182	(65)
Segment Operating Margin	5.0%	(1.1)%	6.1%	(2.4)%
          Europe, Middle East and Africa Tire’s second quarter sales increased 5 percent from last year to $1.5 billion primarily due to a 6 percent increase in tire unit volume and strong price/mix performance. Original equipment unit volume increased 27 percent. Replacement tire shipments were up 1 percent. Unfavorable foreign currency translation reduced sales by $83 million.
          Second quarter 2010 segment operating income of $73 million was an $88 million improvement over the prior year. Improved price/mix of $23 million in 2010’s second quarter more than offset $3 million in higher raw material costs. The 2010 quarter was also positively impacted by higher volume, increased production levels and actions to reduce costs.
Latin American Tire

	Second Quarter		Six Months
(in millions)	2010	2009	2010	2009
Tire Units	5.2	4.6	10.3	8.8
Sales	$529	$437	$1,007	$820
Segment Operating Income	66	73	142	121
Segment Operating Margin	12.5%	16.7%	14.1%	14.8%
          Latin American Tire’s second quarter sales increased 21 percent from last year to $529 million primarily due to a 13 percent increase in tire unit volume and strong price/mix performance. Original equipment unit volume increased 16 percent, resulting from higher vehicle production. Replacement tire shipments were up 11 percent.
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          Second quarter segment operating income of $66 million was $7 million lower than in 2009 primarily due to a $32 million decline related to events in Venezuela, including the currency devaluation. Improved price/mix of $33 million in 2010’s second quarter more than offset $24 million in higher raw material costs. The 2010 quarter was also positively impacted by higher volume and increased production levels.
          Reflecting a weaker demand environment, events in Venezuela, including the currency devaluation, may adversely impact Latin American Tire’s full-year 2010 segment operating income by more than $75 million as compared to 2009.
Asia Pacific Tire

	Second Quarter		Six Months
(in millions)	2010	2009	2010	2009
Tire Units	5.3	4.8	10.5	8.9
Sales	$495	$426	$979	$767
Segment Operating Income	64	57	133	72
Segment Operating Margin	12.9%	13.4%	13.6%	9.4%
          Asia Pacific Tire’s second quarter sales increased 16 percent from last year to $495 million due to a 9 percent increase in tire unit volume with strong replacement market volumes in China and India and favorable foreign currency translation. Original equipment unit volume increased 22 percent, resulting from higher vehicle production. Replacement tire shipments were up 2 percent.
          Segment operating income of $64 million increased $7 million over last year and was a second quarter record. Improved price/mix of $29 million in 2010’s second quarter offset $28 million in higher raw material costs. The increase in segment operating income was also due to higher volume and actions to reduce costs.
Year-to-Date Results
          Goodyear’s sales for the first six months of 2010 were $8.8 billion, up 18 percent from $7.5 billion in the 2009 period. Sales reflect the $703 million impact of a 12 percent improvement in tire unit volume due to higher global industry demand, as well as a $286 million increase in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire, and by improved price/mix. In addition, favorable currency translation increased sales by $187 million.
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          The company’s year-to-date segment operating income of $459 million compares to a segment operating loss of $152 million last year. Compared to the prior year, year-to-date segment operating income reflects higher sales and improved profitability in all four of the company’s business units and actions that reduced costs by $281 million.
          The 2010 period also benefitted from $122 million in improved price/mix and $229 million in lower raw material costs compared to the first six months of 2009. Raw material costs reflect $73 million in actions taken to reduce their impact.
          Goodyear’s year-to-date net loss of $19 million (8 cents per share) compares to a net loss of $554 million ($2.30 per share) in 2009’s first half. All per share amounts are diluted.
Conference Call
          Goodyear will hold an investor conference call at 10 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.
          Participating in the conference call will be Richard J. Kramer, president and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.
          Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 643-2869 before 9:55 a.m. A taped replay will be available later by calling (706) 645-9291. The replay will also remain available on the Web site.
          Goodyear is one of the world’s largest tire companies. It employs approximately 70,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com.
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          Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; pension plan funding obligations; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2010	2009	2010	2009
NET SALES	$4,528	$3,943	$8,798	$7,479
Cost of Goods Sold	3,686	3,353	7,142	6,572
Selling, Administrative and General Expense	670	614	1,275	1,147
Rationalizations	6	136	8	191
Interest Expense	77	79	151	143
Other Expense	7	32	111	62

Income (Loss) before Income Taxes	82	(271)	111	(636)
United States and Foreign Taxes	43	(18)	96	(35)

Net Income (Loss)	39	(253)	15	(601)
Less: Minority Shareholders Net Income (Loss)	11	(32)	34	(47)

Goodyear Net Income (Loss)	$28	$(221)	$(19)	$(554)

Goodyear Net Income (Loss) — Per Share

Basic	$0.11	$(0.92)	$(0.08)	$(2.30)

Weighted Average Shares Outstanding	242	241	242	241

Diluted	$0.11	$(0.92)	$(0.08)	$(2.30)

Weighted Average Shares Outstanding	244	241	242	241
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(In millions)	2010	2009
Assets:
Current Assets:
Cash and Cash Equivalents	$1,683	$1,922
Accounts Receivable, less Allowance — $104 ($110 in 2009)	2,840	2,540
Inventories:
Raw Materials	665	483
Work in Process	146	138
Finished Products	2,090	1,822

	2,901	2,443
Prepaid Expenses and Other Current Assets	299	320

Total Current Assets	7,723	7,225
Goodwill	632	706
Intangible Assets	160	164
Deferred Income Taxes	50	43
Other Assets	407	429
Property, Plant and Equipment less Accumulated Depreciation — $8,392 ($8,626 in 2009)	5,541	5,843

Total Assets	$14,513	$14,410

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,613	$2,278
Compensation and Benefits	659	635
Other Current Liabilities	838	844
Notes Payable and Overdrafts	184	224
Long Term Debt and Capital Leases due Within One Year	132	114

Total Current Liabilities	4,426	4,095
Long Term Debt and Capital Leases	4,288	4,182
Compensation and Benefits	3,405	3,526
Deferred and Other Noncurrent Income Taxes	210	235
Other Long Term Liabilities	761	793

Total Liabilities	13,090	12,831

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	527	593

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 243 (242 in 2009) after deducting 8 treasury shares (9 in 2009)	243	242
Capital Surplus	2,793	2,783
Retained Earnings	1,063	1,082
Accumulated Other Comprehensive Loss	(3,452)	(3,372)

Goodyear Shareholders’ Equity	647	735
Minority Shareholders’ Equity — Nonredeemable	249	251

Total Shareholders’ Equity	896	986

Total Liabilities and Shareholders’ Equity	$14,513	$14,410

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Non-GAAP Financial Measures
          This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.
          Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table (unaudited)

	Three Months Ended			Six Months Ended
		June 30,			June 30,
(In millions)	2010		2009	2010		2009
Segment Operating Income (Loss)	$219		$24	$459		$(152)
Rationalizations	(6)		(136)	(8)		(191)
Interest expense	(77)		(79)	(151)		(143)
Other expense	(7)		(32)	(111)		(62)
Asset write-offs and accelerated depreciation	(6)		(12)	(9)		(22)
Corporate incentive compensation plans	(20)		(20)	(27)		(14)
Intercompany profit elimination	7		(3)	(2)		(29)
Other	(28)		(13)	(40)		(23)

Income (Loss) before Income Taxes	$82		$(271)	$111		$(636)

Second Quarter Significant Items (after tax and minority interest)
2010
•	Rationalizations, asset write-offs and accelerated depreciation, $8 million (3 cents per share)

•	One-time importation cost adjustment, $3 million (1 cent per share)

•	Gain from asset sales, $8 million (3 cents per share)
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $116 million (48 cents per share)

•	Loss on asset sales, $40 million (17 cents per share)

•	Gain from income tax settlement, $19 million (8 cents per share)
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